EXHIBIT 99.1
Hi-Tech Pharmacal Reports Sales of $40.4 Million and EPS of $0.67 for the Quarter Ended July 31, 2010

AMITYVILLE, N.Y. - September 8, 2010 - Hi-Tech Pharmacal Co., Inc. (NASDAQ: HITK) today reported results for the Company’s fiscal first quarter ended July 31, 2010.

Quarterly Results
Net sales for the three months ended July 31, 2010 were $40,400,000, a decrease of $3,077,000 or 7% compared to the net sales of $43,477,000, for the three months ended July 31, 2009.

Net sales for generic pharmaceuticals for the three months ended July 31, 2010 were $32,285,000, a decrease of $4,415,000 or 12%, compared to sales of $36,700,000 for the respective fiscal 2010 period. The decrease was primarily due to sales declines for Dorzolamide with Timolol ophthalmic solution and Dorzolamide ophthalmic solution which declined to $7,900,000 from $11,200,000. The primary reason for the decline was a significant decrease in price compared to the same period last year; however an increase in unit volume did help offset some of the price decline. Sales increases in Fluticasone Propionate nasal spray, which increased to $11,700,000 from $2,200,000, helped offset the decline in Dorzolamide product sales. Sales of cold and flu items declined in the current period, compared to a period of unusually strong demand last summer. Additionally, the Company suspended sales of certain unapproved products in June, and, therefore, sold fewer of these products in the quarter.

Net sales for Midlothian Laboratories for the three months ended July 31, 2010 were $1,091,000, a decrease of $340,000 or 24%, compared to net sales of $1,431,000 for the three months ended July 31, 2009. The decrease was due primarily to the divestiture of certain nutritional products in July 2009, the company is currently receiving royalty payments on of these items.

ECR Pharmaceuticals contributed $3,494,000 to sales in the current period, an increase of $241,000 or 7%, compared to sales of $3,253,000 for the respective fiscal 2010 period. The increase was primarily due to sales of the Lodrane® line of antihistamines, which were partially offset by lower sales of the Dexpak® line of corticosteroids.

Net sales for the Health Care Products division, which markets the Company’s OTC branded products, were $3,530,000, an increase of $1,437,000 compared to $2,093,000 reported for the same period last year. The 69% increase was primarily due to the Company’s acquisition of the Mag-Ox® line of Magnesium supplements from Blaine Pharmaceuticals in March 2010.

Cost of sales increased to $17,203,000 or 43% of net sales for the three months ended July 31, 2010 from $16,927,000, or 39% of net sales for the three months ended July 31, 2009. The increase in cost of sales as a percentage of net sales is primarily due to significant pricing declines for Dorzolamide with Timolol ophthalmic solution and Dorzolamide ophthalmic solution. Increased sales of Fluticasone Propionate nasal spray at higher average prices partially offset this effect as did sales of the Mag-Ox® line of magnesium supplements.

Research and product development costs for the three months ended July 31, 2010 increased to $1,980,000, compared to $1,385,000 for the same period ended July 31, 2009. The increase in research and development expenditures is due to work on more expensive internal projects for the generic division and the expenditures at the Company’s ECR subsidiary.

Selling, general and administrative expense decreased to $9,511,000 from $12,699,000 for the three months ended July 31, 2010 and 2009, respectively. Decreases in selling, general and administrative expenses are primarily due to the absence of the royalty payment on profits of Dorzolamide with Timolol Ophthalmic Solution. Additionally, the Company’s HCP division spent less on advertising in the three month period ended July 31, 2010 compared with the comparable quarter in the prior year.

The increase is royalty income is primarily due to royalties received by Midlothian Laboratories as a result of the divestiture of certain nutritional products in July 2009.

Interest (income) and other includes the $1,000,000 gain on the sale of the related rights to certain nutritional products previously sold by Midlothian in the period ended July 31, 2009.

For the three months ended July 31, 2010, the Company recorded net income of $8,675,000 or $0.67 per diluted share compared to a net income of $8,674,000 or $0.73 per diluted share for the same period in the prior year. The share count increased due to option exercises and new option grants.

David Seltzer, President and CEO, commented on the results: “We are pleased with our strong performance this quarter and, in particular, the surge in Fluticasone sales. We are also pleased with the performance of our branded prescription products and the strong sales of our new Mag-Ox® line, which helped deliver significant growth to our OTC division.”

Conference call information
The Company will hold a conference call today to discuss its financial results at 10 a.m. Eastern Time.

To access the conference call, dial toll free 866-783-2137, or 857-350-1596 for international callers, five minutes before the conference. The passcode of the conference call is 55960417.

A replay of the conference call will be available after 1:00 p.m. on September 8, 2010, for one week by calling toll free 888-286-8010, or 617-801-6888 for international callers. The passcode for the replay is 99188319.

Other Information
Hi-Tech currently has 16 products awaiting approval at the FDA, targeting brand and generic sales of over $1.0 billion. In addition, Hi-Tech has 20 products in active development targeting brand sales of over $2 billion, including sterile ophthalmic products, oral solutions and suspensions and nasal sprays.

Hi-Tech is a specialty pharmaceutical company developing, manufacturing and marketing generic and branded prescription and OTC products.  The Company specializes in difficult to manufacture liquid and semi-solid dosage forms and produces a range of sterile ophthalmic, otic and inhalation products.  The Company’s Health Care Products Division is a leading developer and marketer of branded prescription and OTC products for the diabetes marketplace. Hi-Tech’s ECR Pharmaceuticals subsidiary markets branded prescription products.

Forward-looking statements (statements which are not historical facts) in this Press Release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not promises or guarantees and investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to the impact of competitive products and pricing, product demand and market acceptance, new product development, the regulatory environment, including without limitation, reliance on key strategic alliances, availability of raw materials, fluctuations in operating results and other results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. These statements are based on management's current expectations and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward looking statements which speak only as of the date made. Hi-Tech is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:  Hi-Tech Pharmacal Co., Inc.
William Peters, CFO
(631) 789-8228

	Three Months Ended

	(Unaudited)	(Unaudited)
	7/31/2010	7/31/2009

Net sales	$40,400,000	$43,477,000
Cost of goods sold	17,203,000	16,927,000

Gross profit	23,197,000	26,550,000

Selling, general and administrative expenses	9,511,000	12,699,000
Research and product development costs	1,980,000	1,385,000
Royalty income	(1,044,000)	(387,000)
Contract research (income)	(188,000)	—
Interest expense	10,000	7,000
Interest (income) and other	(135,000)	(1,008,000)
Total	$10,134,000	$12,696,000

Income before income taxes	13,063,000	13,854,000
Provision for income taxes	4,388,000	5,180,000

Net income	$8,675,000	$8,674,000

Basic earnings per share	$0.69	$0.76

Diluted earnings per share	$0.67	$0.73

Weighted average common shares outstanding – basic	12,569,000	11,345,000

Effect of potential common shares	398,000	497,000
Weighted average common shares outstanding – diluted	12,967,000	11,842,000